INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into effective as of December 1, 2021, by and between LIND CAPITAL PARTNERS MUNICIPAL CREDIT INCOME FUND, a Delaware statutory trust (the “Fund”) and LIND CAPITAL PARTNERS, LLC, an Illinois limited liability company (the “Adviser”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, and offers for sale shares of beneficial interest; and

WHEREAS, the Fund desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser and to have that investment adviser provide or perform for the Fund various research, statistical and investment services; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”), and engages in the business of asset management and is willing to furnish such services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties as follows:

1.           Employment of the Adviser. The Fund hereby employs the Adviser to invest and reinvest the assets of the Fund in the manner set forth in Section 2 of this Agreement subject to the direction of the Board of Trustees (the “Trustees”) and the officers of the Fund under the terms of this Agreement. The Adviser hereby accepts such employment and agrees to render the services and to assume the obligations outlined below. The Adviser is deemed to be an independent contractor and shall, except as expressly provided or authorized by the Board, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.           Obligations of Investment Adviser

(a)         Services. The Adviser agrees to perform the following services (the “Services”) for the Fund:

1.       manage the investment and reinvestment of the assets of the Fund;

2.       continuously review, supervise, and administer the investment program of the Fund;

3.       determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

4.       provide the Fund with records concerning the Adviser’s activities under this Agreement which the Fund is required to maintain;

5.       render regular reports to the Fund’s Trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities; and

6.       perform such other services as agreed to by the Adviser and the Fund.

The Adviser shall discharge the Services under the oversight of the Trustees and officers of the Fund and in compliance with (i) such policies as the Trustees may establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), each as amended and (iii) with all applicable laws and regulations. The Adviser may furnish any Services through its affiliates, directors, officers, employees or such other parties as the Adviser may engage pursuant to its authority and fiduciary duty.

(b)          Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Trustees and officers of the Fund to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its affiliates, officers, directors and employees, who may be elected as Trustees or officers of the Fund, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Fund shall pay all costs and expenses in connection with its operation.

(c)          Books and Records. All books and records prepared and maintained by the Adviser for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, the Adviser shall surrender to the Fund any requested books and records.

3.          Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each series in the Fund that is managed by the Adviser. Consistent with its fiduciary duty, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Adviser will promptly communicate to the Trustees and the officers of the Fund such information relating to portfolio transactions as they may reasonably request.

4.           Compensation of the Adviser. As compensation for the services that the Adviser is to provide or cause to be provided pursuant to this Agreement, the Fund shall pay to the Adviser an annual fee, computed and accrued daily and paid in arrears monthly, at the rate 1.00%, which shall be a percentage of the average daily net assets of the Fund (computed in the manner set forth in the Fund’s most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month. If the Adviser shall so request in writing, with the approval of the Trustees, some or all of such fee shall be paid directly to a sub-adviser. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

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5.           Status of Investment Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its Services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.           Permissible Interests. Trustees, agents, and stockholders of the Fund are or may be, interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Fund as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a stockholder or otherwise.

7.           Limits of Liability; Indemnification.

(a)       The Adviser assumes no responsibility under this Agreement other than to render the Services. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for the Services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of its obligations and duties under this Agreement.

(b)       The parties agree that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Adviser for inclusion therein.

(c)       The Fund agrees to indemnify the Adviser to the full extent permitted by the Fund’s Declaration of Trust.

(d)       Notice is hereby given that this instrument is executed on behalf of the Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and the Adviser shall look only to the assets of the Fund, for the satisfaction of such obligations or any liability arising in connection therewith.

(e)       The terms of this section shall survive the termination of this Agreement.

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8.          Term. This Agreement shall remain in effect for an initial term of two years from the date hereof, and annually thereafter provided such continuance is approved by the vote of a majority of the Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of the Fund, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)        the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice of a decision to terminate this Agreement by (i) the Trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)        the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

(c)       the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Fund.

9.          Amendments. The parties may amend this this Agreement only by an instrument in writing signed by each party, and, if required by the 1940 Act or other applicable law, approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

10.         Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws.

11.        Representations and Warranties.

(a)       Representations and Warranties of the Adviser. The Adviser represents and warrants to the Fund as follows: (i) the Adviser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the Securities and Exchange Commission (“SEC”) under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)       Representations and Warranties of the Fund. The Fund represents and warrants to the Adviser as follows: (i) the Fund has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Fund is registered as an investment company with the SEC under the 1940 Act; (iii) shares of the Fund are registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

12.         Structure of Agreement. The Fund is entering into this Agreement solely on behalf of the Fund. Notwithstanding any to the contrary in this Agreement, no breach of any term of this Agreement shall create a right or obligation with respect the Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to the Fund by applying property of the Fund; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Fund.

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13.         Compliance Procedures. The Adviser will, in accordance with Rule 206(4)-7 of the Advisers Act and Rule 38a-1 of the 1940 Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act 1940 Act and will provide the Fund with copies of such written policies and procedures upon request.

14.          Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

15.          Notice. Notices of any kind to be given to the Fund hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Lind Capital Municipal Credit Income Fund, 500 Davis Center, Suite 1004, Evanston, IL 60201, Attention: President, or to such other address or to such individual as shall be so specified by the Fund to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Fund shall be in writing and shall be duly given if mailed or delivered to Lind Capital Partners, LLC, 500 Davis Center, Suite 1004, Evanston, IL 60201, Attention: Principal, or at such other address or to such individual as shall be so specified by the Adviser to the Fund. Notices shall be deemed received when delivered in person or within four days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or upon receipt of proof of delivery when sent by overnight mail or overnight courier, addressed as stated above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

LIND CAPITAL PARTNERS MUNICIPAL CREDIT INCOME FUND		LIND CAPITAL PARTNERS, Llc

By:		By:
/s/ Jon R. Lind, Jr.		/s/ Jon R. Lind, Jr.

Name:	Jon R. Lind, Jr.	Name:	Jon R. Lind, Jr.
Title:	President	Title:	Principal

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